EXHIBIT 99.1

For Immediate Release:

RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2004 RESULTS

Diluted Earnings per Share of $0.47, Excluding Charges
Cash Flow from Operations of $84.4 Million
Announces Prospective Settlement of Griego/Carrillo Litigation

Plano, Texas, October 25, 2004 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM: RCII), the nation’s largest rent-to-own operator, today announced quarterly revenues and net earnings for the period ended September 30, 2004.

The Company reported total revenues for the quarter ended September 30, 2004 of $569.6 million, a $19.8 million increase from $549.8 million for the same period in the prior year. This increase of 3.6% in revenues was primarily driven by incremental revenues generated in new and acquired stores, offset by a decrease in same store sales of 5.5%.

Net earnings for the quarter ended September 30, 2004 were $37.6 million, or $0.47 per diluted share, when excluding the litigation and finance charges discussed below, representing a decrease of 17.5% from the $0.57 per diluted share, or net earnings of $48.5 million for the same period in the prior year, when excluding the finance charges discussed below. The decrease in earnings per diluted share is attributable to a decrease in same store sales and an increase in operating expenses related to new store openings and acquisitions offset by lower interest expense as well as a reduction in the number of the Company’s outstanding shares.

Net earnings for the nine months ended September 30, 2004 were $141.0 million, or $1.73 per diluted share, when excluding the litigation and finance charges discussed below, representing a slight increase compared to $1.72 per diluted share, or net earnings of $151.7 million for the same period in the prior year, when excluding the finance charges discussed below. Total revenues for the nine months ended September 30, 2004 increased to $1.73 billion from $1.67 billion in 2003, representing an increase of 3.6%. Same store revenues for the nine-month period ending September 30, 2004 decreased by 3.4%.

“While we have seen an increase in total revenues, our net earnings have been negatively affected by the weakness in our same store sales, which we believe reflects, among other things, higher fuel and energy costs that disproportionately constrains demand among our customer base,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. Speese continued, “We are continuing to focus on profitably increasing our same store sales by implementing new marketing and advertising initiatives that incorporate key learnings from our recent testing. We are also testing new initiatives to improve our store operations.” Speese added, “We also intend to continue pursuing our long term strategic initiative of increasing our market penetration by adding 5% to 10% annually to our store base.”

Through the nine-month period ended September 30, 2004, the Company generated cash flow from operations of approximately $284.1 million, while ending the quarter with $64.5 million of cash on hand. On September 28, 2004, the Company announced that its Board of Directors has increased the authorization for stock repurchases under the Company’s common stock repurchase program to $300 million. Through the nine month period ended September 30, 2004, the Company repurchased 6,044,000 shares for $169.7 million in cash under the program and has utilized a total of $196.8 million of the total amount authorized by its Board of Directors since the inception of the plan.

During the third quarter of 2004, the Company opened 22 new locations and acquired 3 additional stores while consolidating 11 locations into existing stores. The Company also purchased accounts from 11 additional locations during the third quarter of 2004. Since September 30, 2004, the Company has opened 14 additional new stores.

The Company also announced today that it has reached a prospective settlement with the plaintiffs to resolve the Benjamin Griego, et al. v. Rent-A-Center, Inc., et al/Arthur Carrillo, et al. v. Rent-A-Center, Inc., et al coordinated matters pending in state court in San Diego, California. These matters challenge certain of the Company’s business practices in California. Under the terms contemplated, the Company anticipates it will pay an aggregate of $37.5 million in cash, to be distributed to an agreed-upon class of Company customers from February 1999 through October 2004, as well as the plaintiffs’ attorneys fees and costs to administer the settlement, in amounts to be determined. In addition, the Company anticipates issuing vouchers to qualified class members for two weeks free rent on a new rental agreement for merchandise of their choice. Under the terms of the prospective settlement, the Company would be entitled to any undistributed monies in the settlement fund up to an aggregate of $8.0 million, with any additional undistributed funds distributed to non-profit organizations to be determined. In connection with the prospective settlement, the Company is not admitting liability for its past business practices in California. To account for the aforementioned costs, as well as the Company’s attorneys’ fees, the Company recorded a pre-tax charge of $47.0 million in the third quarter of 2004.

The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While the Company believes that the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form.

During the third quarter of 2004, the Company recorded $47.0 million in pre-tax charges associated with the aforementioned Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with the refinancing of its senior credit facility. These charges reduced diluted earnings per share in the third quarter of 2004 by $0.40, $0.37 for the litigation charge and $0.03 for the refinancing charge, from $0.47 per diluted earnings per share to the reported diluted earnings per share of $0.07. Additionally, these charges reduced diluted earnings per share for the nine month period ended September 30, 2004 by $0.39 to the reported diluted earnings per share of $1.34.

Furthermore, during the third quarter of 2003, the Company recorded $7.5 million in pre-tax charges associated with its recapitalization. These charges reduced diluted earnings per share in the third quarter of 2003 by $0.05 to the reported diluted earnings per share of $0.52. In addition to the $7.5 million in pre-tax charges, there were $27.8 million in pre-tax charges for recapitalization in the second quarter of 2003. Combined, these charges reduced diluted earnings per share for the nine month period ended September 30, 2003 by $0.25 to the reported diluted earnings per share of $1.47.

Rent-A-Center will host a conference call to discuss the third quarter financial results and other business updates on Tuesday morning, October 26, 2004 at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,874 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 316 rent-to-own stores, 304 of which operate under the trade name of “ColorTyme,” and the remaining 12 of which operate under the “Rent-A-Center” name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make or the potential impact of store acquisitions that may be completed after October 25, 2004.

FOURTH QUARTER 2004 GUIDANCE:

Revenues

•	The Company expects total revenues to be in the range of $583 million to $588 million.

•	Store rental and fee revenues are expected to be between $527 million and $532 million.

•	Total store revenues are expected to be in the range of $570 million to $575 million.

•	Same store sales are expected to be in the (2.5%) to (3.5%) range.

•	The Company expects to open 25-30 new store locations.

Expenses

•	The Company expects cost of rental and fees to be between 21.3% and 21.7% of store rental and fee revenue and cost of goods merchandise sales to be between 73% and 78% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.5% and 58.0% of total store revenue.

•	General and administrative expenses are expected to be between 3.3% and 3.5% of total revenue.

•	Net interest expense is expected to be approximately $9.0 million and amortization is expected to be approximately $2.5 million.

•	The effective tax rate is expected to be approximately 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.55 to $0.57.

•	Diluted shares outstanding are estimated to be between 78.0 million and 79.0 million shares.

FISCAL 2005 GUIDANCE:

Revenues

•	The Company expects total revenues to be in the range of $2.40 billion and $2.43 billion.

•	Store rental and fee revenues are expected to be between $2.157 billion and $2.182 billion.

•	Total store revenues are expected to be in the range of $2.359 billion and $2.384 billion.

•	Same store sales are expected to be in the flat to (2.0%) range.

•	The Company expects to open approximately 100 new store locations.

Expenses

•	The Company expects cost of rental and fees to be between 21.2% and 21.6% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.0% and 57.5% of total store revenue.

•	General and administrative expenses are expected to be between 3.3% and 3.5% of total revenue.

•	Net interest expense is expected to be between $35.0 million and $40.0 million and amortization of intangibles is expected to be approximately $7.0 million.

•	The effective tax rate is expected to be approximately 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.30 to $2.40.

•	Diluted shares outstanding are estimated to be between 79.0 million and 80.0 million shares.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company’s ability to collect on its rental purchase agreements; changes in the Company’s effective tax rate; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; changes in fuel prices; the negotiation of the definitive settlement documentation with respect to the prospective settlement; the court hearing the Griego/Carrillo matters could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K/A for the year ended December 31, 2003, and its quarterly reports on Form 10-Q/A for the three month period ended March 31, 2004 and the Form 10-Q for the six month period ending June 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:
David E. Carpenter
Director of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)
	Three Months Ended September 30,
	2004	2004	2003	2003
	Before Litigation &	After Litigation &	Before Finance	After Finance
	Finance Charges	Finance Charges	Charges	Charges
Total Revenue	$569,607	$569,607	$549,825	$549,825
Operating Profit	71,344	24,344	87,502	87,502
Net Earnings	37,552	5,573 (1)	48,469	43,738 (2)
Diluted Earnings per Common Share	$0.47	$0.07 (1)	$0.57	$0.52 (2)
EBITDA	$86,608	$86,608	$101,801	$101,801
Reconciliation to EBITDA:
Reported earnings before income taxes	62,821	11,648	77,242	69,730
Add back:
Litigation Settlement	—	47,000
Finance charge from recapitalization	—	4,173	—	7,512
Interest expense, net	8,523	8,523	10,260	10,260
Depreciation of property assets	12,508	12,508	11,116	11,116
Amortization of intangibles	2,756	2,756	3,183	3,183

EBITDA	$86,608	$86,608	$101,801	$101,801

	Nine Months Ended September 30,
	2004	2004	2003	2003
	Before Litigation &	After Litigation &	Before Finance	After Finance
	Finance Charges	Finance Charges	Charges	Charges
Total Revenue	$1,727,972	$1,727,972	$1,669,491	$1,669,491
Operating Profit	254,226	207,226	281,031	281,031
Net Earnings	140,955	108,976 (1)	151,721	129,997 (3)
Diluted Earnings per Common Share	$1.73	$1.34 (1)	$1.72	$1.47 (3)
EBITDA	$298,219	$298,219	$322,451	$322,451
Reconciliation to EBITDA:
Reported earnings before income taxes	228,083	176,910	246,157	210,897
Add back:
Litigation Settlement	—	47,000
Finance charge from recapitalization	—	4,173	—	35,260
Interest expense, net	26,143	26,143	34,874	34,874
Depreciation of property assets	35,591	35,591	32,068	32,068
Amortization of intangibles	8,402	8,402	9,352	9,352

EBITDA	$298,219	$298,219	$322,451	$322,451

(1)	Including the effects of $47.0 million in pre-tax charges associated with the Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with refinancing of the Company’s senior credit facility. These charges reduced diluted earnings per share in the third quarter of 2004 by $0.40, $0.37 for the litigation charge and $0.03 for the refinancing charge, to the reported diluted earnings per share of $0.07. Additionally, these charges reduced diluted earnings per share for the nine month period ended September 30, 2004 by $0.39 to the reported diluted earnings per share of $1.34.

(2)	Including the effects of a pre-tax finance charge of $7.5 million associated with the recapitalization of the Company. These charges reduced diluted earnings per share in the third quarter of 2003 by $0.05 from $0.57 per diluted share to $0.52

(3)	Including the effects of a pre-tax finance charge of $35.3 million associated with the recapitalization of the Company. These charges reduced diluted earnings per share for the nine month period ending September 30, 2003 by $0.25 from $1.72 per diluted share to $1.47.

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2004	September 30, 2003
Cash and cash equivalents	$64,521	$155,974
Prepaid expenses and other assets	47,387	29,880
Rental merchandise, net
On rent	555,024	508,183
Held for rent	162,489	133,732
Total Assets	1,906,164	1,748,721
Senior debt	399,125	399,000
Subordinated notes payable	300,000	300,000
Total Liabilities	1,128,919	986,248
Stockholders’ Equity	777,245	762,473

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended September 30,
	2004	2003
	Unaudited
Store Revenue
Rentals and Fees	$516,576	$497,881
Merchandise Sales	36,265	34,453
Installment Sales	5,469	4,633
Other	919	697

	559,229	537,664
Franchise Revenue
Franchise Merchandise Sales	8,967	10,754
Royalty Income and Fees	1,411	1,407

Total Revenue	569,607	549,825
Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	112,582	107,777
Cost of Merchandise Sold	26,978	25,901
Cost of Installment Sales	2,180	2,120
Salaries and Other Expenses	326,410	296,427
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	8,585	10,298

	476,735	442,523
General and Administrative Expenses	18,772	16,617
Amortization of Intangibles	2,756	3,183
Class Action Litigation Settlement	47,000	—

Total Operating Expenses	545,263	462,323

Operating Profit	24,344	87,502
Finance Charge from Recapitalization	4,173	7,512
Interest Income	(1,391)	(1,305)
Interest Expense	9,914	11,565

Earnings before Income Taxes	11,648	69,730
Income Tax Expense	6,075	25,992

NET EARNINGS	5,573	43,738
Preferred Dividends	—	—

Net earnings allocable to common stockholders	$5,573	$43,738

BASIC WEIGHTED AVERAGE SHARES	77,989	81,253

BASIC EARNINGS PER COMMON SHARE	$0.07	$0.54

DILUTED WEIGHTED AVERAGE SHARES	79,928	84,406

DILUTED EARNINGS PER COMMON SHARE	$0.07	$0.52

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Nine Months Ended September 30,
	2004	2003
	Unaudited
Store Revenue
Rentals and Fees	$1,541,459	$1,495,652
Merchandise Sales	130,287	119,645
Installment Sales	17,968	15,423
Other	2,966	2,224

	1,692,680	1,632,944
Franchise Revenue
Franchise Merchandise Sales	31,099	32,087
Royalty Income and Fees	4,193	4,460

Total Revenue	1,727,972	1,669,491
Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	333,868	323,778
Cost of Merchandise Sold	91,081	86,684
Cost of Installment Sales	7,802	7,441
Salaries and Other Expenses	946,552	880,649
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	29,691	30,795

	1,408,994	1,329,347
General and Administrative Expenses	56,350	49,761
Amortization of Intangibles	8,402	9,352
Class Action Litigation Settlement	47,000	—

Total Operating Expenses	1,520,746	1,388,460

Operating Profit	207,226	281,031
Finance Charge from Recapitalization	4,173	35,260
Interest Income	(4,382)	(3,284)
Interest Expense	30,525	38,158

Earnings before Income Taxes	176,910	210,897
Income Tax Expense	67,934	80,900

NET EARNINGS	108,976	129,997
Preferred Dividends	—	—

Net earnings allocable to common stockholders	$108,976	$129,997

BASIC WEIGHTED AVERAGE SHARES	79,246	85,331

BASIC EARNINGS PER COMMON SHARE	$1.38	$1.52

DILUTED WEIGHTED AVERAGE SHARES	81,598	88,337

DILUTED EARNINGS PER COMMON SHARE	$1.34	$1.47